EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Camtek Ltd:

We consent to the use of our report dated March 15, 2018, with respect to the consolidated balance sheets of Camtek Ltd. as of December 31, 2017 and 2016, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference herein.

/s/ Somekh Chaikin
Certified Public Accountants (Israel)
A Member firm of KPMG International

Tel Aviv, Israel
October 22, 2018